Exhibit 10.11

7000 Shoreline Court, 3rd Floor

South San Francisco, CA 94080

(t) 650.266.1120

(f) 650.266.1130

May 2, 2011

Becki Filice

Dear Becki:

I am pleased to offer you a position with Achaogen, Inc. (the “Company”), as Vice President, Development Operations and Portfolio Management reporting to Kenneth Hillan, Chief Medical Officer. Your position with the Company pursuant to the terms and conditions of this letter will commence on May 23, 2011 (the “Start Date”). You will have duties and responsibilities, consistent with your position within the Company, as will reasonably be assigned to you by the Company’s Board of Directors (the “Board”). You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Furthermore, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Board.

The Company reserves the right to conduct background and credit investigations and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and reference check.

Salary. While employed by the Company, you will receive as compensation for your services a base salary at the annualized rate of two hundred fifty thousand dollars ($250,000). Your salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to annual review (to determine potential merit increases) and the usual, required withholding.

Bonus. In addition to your base salary, you will be eligible to receive an annual discretionary bonus of up to 20% of your base salary (pro-rated for 2011). The amount will be based upon the Company’s performance and your performance, as determined by the Company, against specific milestones to be defined by the Company and agreed to by you, during the applicable calendar year.

Stock Option Subject to approval by the Board of Directors, you will be granted a stock option to purchase three hundred thousand (300,000) shares of the Company’s common stock at an exercise price equal to the fair market value per share on the date of grant (the “Option”). Subject to your continued service with the Company through each vesting date, the Option will vest in accordance with the following vesting schedule:

•	1/4th of the shares subject to the Option will vest on the first anniversary of your employment start date (such start date, the “Vesting Commencement Date”); and

•	1/48th of the shares subject to the Option will vest on each of the next 36 months thereafter on the same day of the month as the Vesting Commencement Date.

The Option will be subject to the terms and conditions of the Company’s 2003 Stock Plan and the applicable option agreement between you and the Company, both of which are incorporated herein by reference.

Employee Benefit Plans. As a Company executive, you will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executives of the Company. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers at any time. In addition, you will be entitled to paid time off (PTO) of twenty-two (22) days per year in accordance with the Company’s PTO policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

At-Will Employment. You should understand that your employment with the Company is “at-will” and is for no specified period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of your resignation, you give the Company substantial notice.

Confidential Information/Arbitration. You will be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) as a condition of your employment. The Confidentiality Agreement requires, among other things, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of Company proprietary information. We also ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You further agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Federal Immigration. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Assignment. The terms and conditions set forth in this offer letter will be binding and inure to the benefit of (i) your heirs, executors and legal representatives upon your death, and (ii) any successor of the Company. In the event any of the terms and conditions set forth in this offer letter becomes, or is determined to be illegal, unenforceable, or void, all other terms and conditions will continue in full force and effect.

Governing Laws. This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.

This offer letter, the Confidentiality Agreement or existing confidential information agreement, as applicable, between you and the Company, as well as the Company’ s 2003 Stock Plan and stock option agreement related to the Option, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior representations or agreements and any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Board (or its authorized designee) and you.

To indicate your acceptance and agreement to the terms set forth in this offer letter, please sign and date this letter and return a copy to me. Please call me if you have any questions. This offer of employment will terminate if it is not accepted, signed and returned by May 9, 2011.

I am excited to welcome you to the Company, and I look forward to your participation in the Company’s future success.

Sincerely,

/s/ Kenneth J. Hillan

Kenneth J. Hillan, MB ChB, FRCS, FRCPath

Chief Medical Officer

Achaogen, Inc.

Accepted and agreed to this

5th day of May, 2011	/s/ Becki Filice
Becki Filice

Enclosures: Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assign

3